Exhibit 4.17

First Amendment to

Senior Bridge Loan Documents

This First Amendment to Senior Bridge Loan Documents, (as hereinafter defined), is entered into effective as of the 26th day of July, 2016 (the “First Amendment”).

Whereas, the undersigned lender parties (the “Senior Bridge Lenders”) loaned money to Titan CNG, LLC (the “Borrower”) pursuant to those certain Subscription Agreements, Bridge Promissory Notes (“Bridge Notes”), Security Agreement, Personal Guaranties of Scott Honour and Kirk Honour, Pledge Agreements and Subordination Agreements from prior lenders, (collectively referred to as the “Senior Bridge Loan Documents”) all dated on or about February 29, 2016, except for those Senior Bridge Loan Documents entered into with Bonita Beach Blues, Inc., a Florida corporation (the “Emfield Lender”) which are dated on or about July 26, 2016; and

Whereas, the parties desire to enter into this First Amendment to modify certain terms, conditions, and covenants in the Senior Bridge Loan Documents,

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Incorporation of Recitals.

The recitals set forth above are incorporated herein by this reference and made a part of this First Amendment.

2.           Modification of Terms, Conditions and Covenants. All of the Senior Bridge Loan Documents are hereby amended to incorporate the following terms and conditions:

a.           The due date or maturity date of each Bridge Note is hereby amended to be September 30, 2016.

b.           Interest on outstanding principal under each Bridge Note shall be at the rate of 16% per annum as of March 14, 2016. In the event of the occurrence of an event of default under the Senior Bridge Loan Documents, as amended by this First Amendment, after the date hereof, and such default is not cured within seven (7) days of notice of event of default is delivered to Borrower, interest shall increase to the rate of 18% per annum until such default is cured. Minimum interest due on a Bridge Note that is redeemed earlier than four months from issuance will be calculated based on a rate of 12% per annum.

c.           Any unpaid interest that is accrued as of July 31, 2016, shall be due and payable on July 31, 2016.

d.           A payment of monthly interest only will be made on August 31, 2016.

e.           In consideration for entering into this First Amendment, each Senior Bridge Lender other than the Emfield Lender will receive the number of Class A Units opposite their name on Exhibit A hereto.

f.           The covenants in the Senior Bridge Loan Documents requiring Borrower to deliver an Inter-Creditor Agreement, DACA and any leasehold mortgages are hereby suspended from the Senior Bridge Loan Documents but, at the election of the Collateral Agent (as defined in the Senior Bridge Loan Documents) shall be in full force and effect in the event there is an event of default under the Senior Bridge Loan Documents, as amended by this First Amendment, that remains uncured for a period of seven (7) days after notice of event of default is delivered to Borrower (at which time each such document shall be delivered within ten (10) business days of the expiration of such 7-day period).

g.           Each Senior Bridge Lender hereby acknowledges its intention to roll their Bridge Note into the PIPES Equity Financing that is being pursued by the Borrower upon the closing of such offering at a minimum closing level of $5,000,000, subject to the reservation of rights by Red Ocean Consulting, LLC, to elect not to rollover its Bridge Loan if it does not reasonably believe it has sufficient other liquidity at the time of such closing, provided such financing has closed on or before September 30, 2016. Any accrued but unpaid interest will be due at the time a Bridge Note is rolled into the PIPES Equity Financing.

3.           Conflicts. In the event of a conflict in the term of any Senior Bridge Loan Document and this First Amendment, the terms of this First Amendment shall control.

4.           Other Terms and Conditions. Except to the extent amended herein, the terms and conditions of the Senior Bridge Loan Documents shall continue in full force and effect.

5.           No Default. The parties confirm that there are no currently existing events of default under the Senior Bridge Loan Documents as amended by this First Amendment.

6.           Miscellaneous.

a.           This Agreement is the entire agreement of the parties with respect to the subject matter of this Agreement.

b.           No purported amendment, modification or waiver of any provision of this Agreement shall be binding unless set forth in a written document signed by Borrower and the Senior Bridge Lenders.

c.           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

d.           Copies of this Agreement with signatures transmitted electronically (e.g., by facsimile or pdf) shall be deemed to be original signed versions of this Agreement.

e.           This First Amendment will be governed by the laws of the state of Minnesota.

[Signature pages follow]

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In witness whereof, the parties have executed this agreement effective as of the day and year first above written.

BORROWER:

Titan CNG, LLC

/s/ Kirk S. Honour
By:	Kirk S. Honour
Its:	President

ADDITIONAL BORROWERS:

The undersigned hereby reaffirm their obligations under the Security Agreements and Pledge Agreements, as well as any other documents executed by the undersigned in favor of the Senior Bridge lenders:

Titan Blaine, LLC

/s/ Kirk S. Honour
By:	Kirk S. Honour
Its:	President

Titan El Toro, LLC

/s/ Kirk S. Honour
By:	Kirk S. Honour
Its:	President

Titan Diamond Bar, LLC

/s/ Kirk S. Honour
By:	Kirk S. Honour
Its:	President

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SENIOR Bridge Lenders:

Thomas J. Abood Revocable Trust U/A Dated August 17, 2012 As Amended

/s/ Thomas J. Abood
Thomas J. Abood, its Trustee

/s/ James Jackson
James Jackson

/s/ David M. Leavenworth
David M. Leavenworth

Alpeter Family Limited Partnership

/s/ Steven Alpeter
By:	Steven Alpeter
Its:	Limited Partner

Bonita Beach Blues, Inc

/s/ Robert Emfield
By:	Robert Emfield
Its:

Red Ocean Consulting, LLC

/s/ Brenton Hayden
By:	Brenton Hayden
Its:	Manager

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The undersigned each hereby reaffirm their obligations under their respective Guaranties and agree that no changes herein shall affect their obligations thereunder:

/s/ Scott Honour
Scott Honour

/s/ Kirk Honour
Kirk Honour

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EXHIBIT A

Name	Additional Class A Units
Red Ocean Consulting, LLC	1,250

Thomas J. Abood Revocable Trust U/A Dated August 17, 2012	1,250

James Jackson	71

Alpeter Family Limited Partnership	38

David M. Leavenworth	750

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